BANKWELL FINANCIAL GROUP REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER, DECLARES FIRST QUARTER DIVIDEND

New Canaan, CT – January 22, 2025 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported GAAP net income of $2.5 million, or $0.32 per share for the fourth quarter of 2024, versus $1.9 million, or $0.24 per share, for the third quarter of 2024. The Company's Board of Directors declared a $0.20 per share cash dividend, payable February 21, 2025 to shareholders of record on February 11, 2025.

Pre-tax, pre-provision net revenue (PPNR) of $7.9 million, or $1.02 per share, fell 12% relative to the third quarter of 2024 of $9.0 million, or $1.17 per share.
Discussion of Outlook; Bankwell Financial Group Chief Executive Officer, Christopher R. Gruseke:

"Results for the fourth quarter of 2024 include $3.0 million in charge-offs. The main components of these charge offs are discussed in this earnings release as well as in our Investor Presentation. As of January 22, 2025, however, the Company has executed purchase and sale agreements on two nonperforming assets, totaling $35.4 million. These sales will reduce the reported nonperforming assets as a percentage of total assets of 1.88% reported as of December 31, 2024 by 108 basis points upon final disposition early in the first quarter with no further impact to the Company’s financial results. We look forward to further reductions in nonperforming assets in the quarters ahead. We have also made significant progress in reducing CRE exposure. The Company’s CRE concentration as a percentage of total risked based capital stood at 375% at year-end 2024 versus 397% at year-end 2023, and 425% at year-end 2022.

Regarding our liability sensitive balance sheet, $1.3 billion of time deposits are due to re-price at lower rates in the next 12 months. These deposits alone will contribute approximately $4.4 million on an annualized basis to net interest income. This repricing assumes no further actions by the Fed. With approximately $500 million in loans maturing in the year ahead, net interest margin could further benefit by an additional 15-20 basis points on an annualized basis.
After investing in robust infrastructure and risk management in 2024, the Company’s new SBA lending division has begun to originate loans in the first quarter of 2025. Given stable market conditions, we expect material growth in noninterest income attributable to future gains on sale of the guaranteed portions of the new SBA loans.

Given the above, we are guiding to $93-$95 million in net interest income and $7-$8 million in noninterest income, as well as a $56-$57 million spend in noninterest expense for the full year 2025.

On behalf of the Company’s Board of Directors, I’d also like to congratulate Matt McNeill on his promotion to President of Bankwell Financial Group and its wholly owned subsidiary, Bankwell Bank. We salute Matt for a job well done."

Key Points for Fourth Quarter and Bankwell’s Outlook

Brokered Deposits Decrease, Liability Sensitive Balance Sheet.
•Brokered deposits declined $78.4 million in the fourth quarter of 2024 and have decreased by $246.8 million since December 31, 2023.
•Reported net interest margin was 2.60%, down 12 basis points from the third quarter of 2024, primarily due to lower loan fees and elevated cash balances. Total deposit costs of 3.72% declined 9 basis points from the third quarter of 2024.
•With $1.3 billion of time deposits maturing in the next 12 months at a weighted average rate of 4.79%, the Company anticipates an annualized reduction in funding costs of $4.4 million, given current market pricing. This translates into approximately $0.44 of incremental EPS, or approximately 14 basis points of increase to the net interest margin, assuming no further changes to Fed Funds and stable asset yields.
•The Company anticipates $0.5 billion of loans to reprice or mature over the same period, which could further benefit net interest margin by an additional 15 to 20 basis points on an annualized basis.

Credit Trends Stable, Material Improvement Expected in Early 2025.
•The Company disposed of a previously disclosed non-performing C&I loan (pediatric dental practice), recognizing a $0.7 million charge off and reducing non-performing loan balances by $1.7 million during the quarter.
•The Company took possession of the collateral securing a non-performing construction loan, creating a $8.3 million Other Real Estate Owned (“OREO”) asset. The Company recorded a $1.2 million charge off and incurred $0.7 million in OREO expenses during the quarter. Subsequent to December 31, 2024, the Company executed an agreement to sell the property at book value.
•During the third quarter of 2024, a $27.1 million multifamily commercial real estate loan was put on nonperforming status. Subsequent to December 31, 2024, the Company executed a signed purchase agreement for the sale of this loan at par value. As of December 31, 2024, this loan comprised 83 basis points of the 1.88% nonperforming assets as a percentage of total assets.

Ongoing Investments with Continued Focus on Efficiency.
•The Company launched an SBA Lending division, which began originating loans in December of 2024.
•The Company continues to grow Bankwell Direct, our digital deposit channel. Bankwell Direct balances have increased to $136 million as of December 31, 2024.
•The Company continues to operate efficiently with a non-interest expense to average asset ratio of 1.63% for the quarter ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights and Key Performance Indicators (KPIs):

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Return on average assets(1)(6)	0.31%	0.24%	0.14%	0.47%	1.03%
Pre-tax, pre-provision net revenue return on average assets(1)(6)	0.98%	1.13%	1.22%	1.10%	1.27%
Return on average shareholders' equity(1)(6)	3.68%	2.83%	1.65%	5.59%	12.82%
Net interest margin(1)(6)	2.60%	2.72%	2.75%	2.71%	2.81%
Efficiency Ratio(1)(3)	59.2%	58.8%	55.9%	60.3%	55.0%
Noninterest expense to average assets(1)(6)	1.63%	1.62%	1.55%	1.66%	1.56%
Net loan charge-offs as a percentage of average loans(1)(6)	0.11%	0.56%	0.01%	0.11%	0.01%
Dividend payout(1)(4)	62.50%	82.30%	142.86%	41.67%	18.35%
Fully diluted tangible book value per common share(1)(2)	$34.03	$33.76	$33.61	$33.57	$33.39
Total capital to risk-weighted assets(1)(5)	12.67%	12.83%	12.98%	12.63%	12.32%
Total common equity tier 1 capital to risk-weighted assets(1)(5)	11.61%	11.80%	11.73%	11.60%	11.30%
Tier I Capital to Average Assets(1)(5)	10.07%	10.24%	10.17%	10.09%	9.81%
Tangible common equity to tangible assets(1)(2)	8.19%	8.40%	8.42%	8.42%	8.19%
Earnings per common share - diluted	$0.32	$0.24	$0.14	$0.48	$1.09
Common shares issued and outstanding	7,859,873	7,858,573	7,866,499	7,908,180	7,882,616
(1)     Non-GAAP Financial Measure, refer to the "Non-GAAP Financial Measures" section of this document for additional detail.

(2)    Refer to the "Reconciliation of GAAP to Non-GAAP Measures" section of this document for additional detail.

(3)    Efficiency ratio is defined as noninterest expense, less other real estate owned expenses and amortization of intangible assets, divided by our operating revenue, which is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

(4)    The dividend payout ratio is calculated by dividing dividends per share by earnings per share.

(5)    Represents Bank ratios. Current period capital ratios are preliminary subject to finalization of the FDIC Call Report.

(6)    Return on average assets is calculated by dividing annualized net income by average assets. Pre-tax, pre-provision net revenue return on average is calculated by dividing PPNR (using the "Pre-Tax, Pre-Provision Net Revenue (PPNR)) section of this document by average assets. Return on average shareholders' equity is calculated by dividing annualized net income by average shareholders' equity. Net interest margin is calculated by dividing average annualized net interest income by average total earning assets. Noninterest expense to average assets is calculated by dividing annualized noninterest expense by average total assets. Net loan charge-offs as a percentage of average loans is calculated by dividing net loan (charge offs) recoveries by average total loans.

Pre-Tax, Pre-Provision Net Revenue(1) ("PPNR")

PPNR for the quarter and year ended December 31, 2024, were $7.9 million and $35.4 million, respectively, a decrease of 24.6% and 27.7%, respectively, from the $10.5 million and $48.9 million recognized for the quarter and year ended December 31, 2023, respectively.

	For the Quarter Ended					For the Year Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net interest income	$20,199	$20,717	$21,219	$21,147	$22,245	$83,282	$94,468
Total noninterest income	964	1,156	683	915	1,129	3,718	4,842
Total revenues	21,163	21,873	21,902	22,062	23,374	87,000	99,310
Total noninterest expense	13,243	12,865	12,245	13,297	12,864	51,650	50,401
PPNR	$7,920	$9,008	$9,657	$8,765	$10,510	$35,350	$48,909
(1)     Non-GAAP Financial Measure, refer to the "Non-GAAP Financial Measures" section of this document for additional detail.

•Revenues (net interest income plus noninterest income) for the quarter ended December 31, 2024 were $21.2 million, versus $23.4 million for the quarter ended December 31, 2023. The decrease in revenues for the quarter ended December 31, 2024 was mainly attributable to lower fees on loans. Revenues for the year ended December 31, 2024 were $87.0 million, versus $99.3 million for the year ended December 31, 2023. The decrease in revenues for the year ended December 31, 2024 was attributable to an increase in interest expense on deposits and lower gains from loan sales, partially offset by an increase in interest and fees on loans due to higher loan yields and prepayment fees.

•The net interest margin (fully taxable equivalent basis) for the quarters ended December 31, 2024 and December 31, 2023 was 2.60% and 2.81%, respectively. The decrease in the net interest margin was due to an increase in funding costs.

•Total non-interest expense of $13.2 million increased 2.9% compared to the third quarter which was mainly driven by an increase in OREO expenses.
Allowance for Credit Losses - Loans ("ACL-Loans")

The ACL-Loans was $29.0 million as of December 31, 2024 compared to $27.9 million as of December 31, 2023. The ACL-Loans as a percentage of total loans was 1.07% as of December 31, 2024 compared to 1.03% as of December 31, 2023.

Provision for credit losses was $4.5 million for the quarter ended December 31, 2024. The increase in the provision for credit losses for the quarter was primarily due to charge-offs of $3.0 million, including a $1.2 million charge off taken on a Construction loan transferred to OREO during the quarter.
Total nonperforming loans decreased $12.3 million to $53.3 million as of December 31, 2024 when compared to the previous quarter. The decrease was primarily due to an $8.8 million construction loan transferred to OREO, the disposition of a C&I loan (pediatric dental practice) of $1.7 million, and a charge off to a commercial real estate loan of $1.1 million in the fourth quarter of 2024. Nonperforming assets as a percentage of total assets increased to 1.88% at December 31, 2024 from 1.53% at December 31, 2023.

BANKWELL FINANCIAL GROUP, INC.
ASSET QUALITY (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
ACL-Loans:
Balance at beginning of period	$27,752	$36,083	$27,991	$27,946	$29,284
Charge-offs:
Residential real estate	—	—	(9)	(132)	—
Commercial real estate	(1,100)	(8,184)	(522)	(3,306)	(824)
Commercial business	(703)	(7,010)	—	(197)	—
Consumer	(5)	(17)	(12)	(49)	(15)
Construction	(1,155)	(616)	—	—	—
Total charge-offs	(2,963)	(15,827)	(543)	(3,684)	(839)
Recoveries:
Residential real estate	—	—	141	—	—
Commercial real estate	—	1,013	113	—	—
Commercial business	4	(34)	—	27	464
Consumer	5	1	13	4	3
Construction	—	—	—	—	—
Total recoveries	9	980	267	31	467
Net loan (charge-offs) recoveries	(2,954)	(14,847)	(276)	(3,653)	(372)
Provision (credit) for credit losses - loans	4,209	6,516	8,368	3,698	(966)
Balance at end of period	$29,007	$27,752	$36,083	$27,991	$27,946

	As of
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Asset quality:
Nonaccrual loans
Residential real estate	$791	$1,316	$1,339	$1,237	$1,386
Commercial real estate	44,814	46,360	28,088	19,083	23,009
Commercial business	7,672	9,101	17,396	16,841	15,430
Construction	—	8,766	9,382	9,382	9,382
Consumer	—	—	—	—	—
Total nonaccrual loans	53,277	65,543	56,205	46,543	49,207
Other real estate owned	8,299	—	—	—	—
Total nonperforming assets	$61,576	$65,543	$56,205	$46,543	$49,207

Nonperforming loans as a % of total loans	1.97%	2.42%	2.12%	1.74%	1.81%
Nonperforming assets as a % of total assets	1.88%	2.01%	1.79%	1.48%	1.53%
ACL-loans as a % of total loans	1.07%	1.07%	1.36%	1.04%	1.03%
ACL-loans as a % of nonperforming loans	54.44%	44.26%	64.20%	60.14%	56.79%
Total past due loans to total loans	1.63%	2.40%	0.84%	1.44%	0.78%

Financial Condition & Capital
Assets totaled $3.3 billion at December 31, 2024, an increase of $53.1 million, or 1.7% compared to December 31, 2023. Gross loans totaled $2.7 billion at December 31, 2024, a decrease of $12.7 million, or 0.5% compared to December 31, 2023. Deposits totaled $2.8 billion at December 31, 2024, an increase of $50.8 million, or 1.9% compared to December 31, 2023. Brokered deposits have decreased $246.8 million or 25.9%, when compared to December 31, 2023.

Period End Loan Composition	December 31, 2024	September 30, 2024	December 31, 2023	Current QTD % Change	YTD % Change
Residential Real Estate	$42,766	$45,553	$50,931	(6.1)%	(16.0)%
Commercial Real Estate(1)	1,899,134	1,887,942	1,947,648	0.6	(2.5)
Construction	173,555	160,292	183,414	8.3	(5.4)
Total Real Estate Loans	2,115,455	2,093,787	2,181,993	1.0	(3.0)
Commercial Business	515,125	490,292	500,569	5.1	2.9
Consumer	75,308	39,126	36,045	92.5	108.9
Total Loans	$2,705,888	$2,623,205	$2,718,607	3.2%	(0.5)%
(1) Includes owner occupied commercial real estate of $0.7 billion at December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

Period End Deposit Composition	December 31, 2024	September 30, 2024	December 31, 2023	Current QTD % Change	YTD % Change
Noninterest bearing demand	$321,875	$295,552	$346,172	8.9%	(7.0)%
NOW	105,090	76,413	90,829	37.5	15.7
Money Market	899,413	840,234	887,352	7.0	1.4
Savings	90,220	87,212	97,331	3.4	(7.3)
Time	1,370,972	1,388,760	1,315,073	(1.3)	4.3
Total Deposits	$2,787,570	$2,688,171	$2,736,757	3.7%	1.9%
Shareholders’ equity totaled $270.1 million as of December 31, 2024, an increase of $4.3 million compared to December 31, 2023, primarily a result of net income of $9.3 million for the year ended December 31, 2024. The increase was partially offset by dividends paid of $6.3 million.
The Company's capital position was generally stable during the fourth quarter, with total risk-based capital, common-equity tier 1 capital and leverage ratios at 12.67%, 11.61%, and 10.07%, respectively, at December 31, 2024. The Company repurchased 85,990 shares at a weighted average price of $24.82 per share for the year ended December 31, 2024.

We recommend reading this earnings release in conjunction with the Fourth Quarter 2024 Investor Presentation, located at https://investor.mybankwell.com/events-and-presentations/ and included as an exhibit to our January 22, 2025 Current Report on Form 8-K.
Conference Call
Bankwell will host a conference call to discuss the Company’s financial results and business outlook on January 23, 2025, at 10:00 a.m. E.T. The call will be accessible by telephone and webcast using https://investor.mybankwell.com/events-and-presentations/. A supplementary slide presentation will be posted to the website prior to the event, and a replay will be available for 12 months following the event.

About Bankwell Financial Group

Bankwell Financial Group, Inc. is the holding company for Bankwell Bank ("Bankwell"), a full-service commercial bank headquartered in New Canaan, CT. Bankwell offers its customers unmatched accessibility, expertise, and responsiveness through a range of commercial financing products including working capital lines of credit, SBA loans, acquisition loans, and commercial mortgages as well as treasury management and deposit services.
For more information about this press release, interested parties may contact Christopher R. Gruseke, Chief Executive Officer or Courtney E. Sacchetti, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166 or at ir@mybankwell.com.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the banking industry or securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

Non-GAAP Financial Measures
In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as the efficiency ratio. A computation and reconciliation of certain non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. For example, the Company believes that the efficiency ratio is useful in the assessment of financial performance, including noninterest expense control. The Company believes that tangible common equity, tangible assets, tangible common equity to tangible assets, tangible common shareholders' equity, fully diluted tangible book value per common share, operating revenue, efficiency ratio, noninterest expense to average assets, average tangible common equity, annualized return on average tangible common equity, return on average assets, return on average shareholders' equity, pre-tax, pre-provision net revenue, net interest margin, net loan charge-offs as a percentage of average loans, pre-tax, pre-provision net revenue on average assets, and the dividend payout ratio are useful to evaluate the relative strength of the Company's performance and capital position. We utilize these measures for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$293,552	$275,829	$234,277	$245,043	$267,521
Federal funds sold	13,972	15,508	17,103	2,584	1,636
Cash and cash equivalents	307,524	291,337	251,380	247,627	269,157

Investment securities
Marketable equity securities, at fair value	2,118	2,148	2,079	2,069	2,070
Available for sale investment securities, at fair value	107,428	108,866	107,635	108,417	109,736
Held to maturity investment securities, at amortized cost	36,553	34,886	28,286	15,739	15,817
Total investment securities	146,099	145,900	138,000	126,225	127,623
Loans receivable (net of ACL-Loans of $29,007, $27,752, $36,083, $27,991, and $27,946 at December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024, and December 31, 2023, respectively)	2,672,959	2,591,551	2,616,691	2,646,686	2,685,301
Accrued interest receivable	14,535	14,714	14,675	15,104	14,863
Federal Home Loan Bank stock, at cost	5,655	5,655	5,655	5,655	5,696
Premises and equipment, net	23,856	24,780	25,599	26,161	27,018
Bank-owned life insurance	52,791	52,443	52,097	51,764	51,435
Goodwill	2,589	2,589	2,589	2,589	2,589
Deferred income taxes, net	9,742	9,300	11,345	9,137	9,383
Other real estate owned	8,299	—	—	—	—
Other assets	24,571	22,811	23,623	24,326	22,417
Total assets	$3,268,620	$3,161,080	$3,141,654	$3,155,274	$3,215,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$321,875	$295,552	$328,475	$376,248	$346,172
Interest bearing deposits	2,465,695	2,392,619	2,333,900	2,297,274	2,390,585
Total deposits	2,787,570	2,688,171	2,662,375	2,673,522	2,736,757

Advances from the Federal Home Loan Bank	90,000	90,000	90,000	90,000	90,000
Subordinated debentures	69,451	69,389	69,328	69,266	69,205
Accrued expenses and other liabilities	51,536	45,594	52,975	54,454	53,768
Total liabilities	2,998,557	2,893,154	2,874,678	2,887,242	2,949,730

Shareholders’ equity
Common stock, no par value	119,108	118,429	118,037	118,401	118,247
Retained earnings	152,199	151,257	150,895	151,350	149,169
Accumulated other comprehensive (loss)	(1,244)	(1,760)	(1,956)	(1,719)	(1,664)
Total shareholders’ equity	270,063	267,926	266,976	268,032	265,752

Total liabilities and shareholders’ equity	$3,268,620	$3,161,080	$3,141,654	$3,155,274	$3,215,482

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended					For the Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest and dividend income
Interest and fees on loans	$42,851	$43,596	$43,060	$43,325	$44,122	$172,832	$170,181
Interest and dividends on securities	1,482	1,390	1,190	1,130	1,108	5,192	4,126
Interest on cash and cash equivalents	3,510	3,205	3,429	3,826	4,164	13,970	14,147
Total interest and dividend income	47,843	48,191	47,679	48,281	49,394	191,994	188,454
Interest expense
Interest expense on deposits	25,640	25,579	24,677	25,362	25,307	101,258	86,906
Interest expense on borrowings	2,004	1,895	1,783	1,772	1,842	7,454	7,080
Total interest expense	27,644	27,474	26,460	27,134	27,149	108,712	93,986

Net interest income	20,199	20,717	21,219	21,147	22,245	83,282	94,468
Provision (credit) for credit losses	4,458	6,296	8,183	3,683	(960)	22,620	866
Net interest income after provision (credit) for credit losses	15,741	14,421	13,036	17,464	23,205	60,662	93,602
Noninterest income
Bank owned life insurance	348	346	333	329	316	1,356	1,192
Service charges and fees	589	575	495	304	688	1,963	1,629
Gains and fees from sales of loans	24	133	45	321	79	523	1,972
Other	3	102	(190)	(39)	46	(124)	49
Total noninterest income	964	1,156	683	915	1,129	3,718	4,842
Noninterest expense
Salaries and employee benefits	5,656	6,223	6,176	6,291	6,088	24,346	24,595
Occupancy and equipment	2,600	2,334	2,238	2,322	2,231	9,494	8,665
Professional services	1,286	1,142	989	1,065	1,033	4,482	3,538
Data processing	905	851	755	740	747	3,251	2,888
Director fees	342	292	306	900	605	1,840	1,812
FDIC insurance	862	853	705	930	1,026	3,350	4,164
Marketing	175	73	90	114	139	452	651
Other	1,417	1,097	986	935	995	4,435	4,088
Total noninterest expense	13,243	12,865	12,245	13,297	12,864	51,650	50,401
Income before income tax expense	3,462	2,712	1,474	5,082	11,470	12,730	48,043
Income tax expense	955	786	356	1,319	2,946	3,416	11,380
Net income	$2,507	$1,926	$1,118	$3,763	$8,524	$9,314	$36,663
Earnings Per Common Share:
Basic	$0.32	$0.24	$0.14	$0.48	$1.09	$1.18	$4.71
Diluted	$0.32	$0.24	$0.14	$0.48	$1.09	$1.17	$4.67
Weighted Average Common Shares Outstanding:
Basic	7,713,970	7,715,040	7,747,675	7,663,521	7,603,938	7,710,076	7,587,768
Diluted	7,727,412	7,720,895	7,723,888	7,687,679	7,650,451	7,737,952	7,647,411
Dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.80	$0.80

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited)
(Dollars in thousands, except share data)

	As of
Computation of Tangible Common Equity to Tangible Assets	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total Equity	$270,063	$267,926	$266,976	$268,032	$265,752
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible Common Equity	$267,474	$265,337	$264,387	$265,443	$263,163

Total Assets	$3,268,620	$3,161,080	$3,141,654	$3,155,274	$3,215,482
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible Assets	$3,266,031	$3,158,491	$3,139,065	$3,152,685	$3,212,893

Tangible Common Equity to Tangible Assets	8.19%	8.40%	8.42%	8.42%	8.19%

	As of
Computation of Fully Diluted Tangible Book Value per Common Share	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total shareholders' equity	$270,063	$267,926	$266,976	$268,032	$265,752
Less:
Preferred stock	—	—	—	—	—
Common shareholders' equity	$270,063	$267,926	$266,976	$268,032	$265,752
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible common shareholders' equity	$267,474	$265,337	$264,387	$265,443	$263,163

Common shares issued and outstanding	7,859,873	7,858,573	7,866,499	7,908,180	7,882,616

Fully Diluted Tangible Book Value per Common Share	$34.03	$33.76	$33.61	$33.57	$33.39

BANKWELL FINANCIAL GROUP, INC.
EARNINGS PER SHARE ("EPS") (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(In thousands, except per share data)
Net income	$2,507	$8,524	$9,314	$36,663
Dividends to participating securities(1)	(39)	(40)	(156)	(164)
Undistributed earnings allocated to participating securities(1)	(23)	(181)	(76)	(794)
Net income for earnings per share calculation	2,445	8,303	9,082	35,705

Weighted average shares outstanding, basic	7,714	7,604	7,710	7,588
Effect of dilutive equity-based awards(2)	13	46	28	60
Weighted average shares outstanding, diluted	7,727	7,650	7,738	7,648
Net earnings per common share:
Basic earnings per common share	$0.32	$1.09	$1.18	$4.71
Diluted earnings per common share	$0.32	$1.09	$1.17	$4.67
(1) Represents dividends paid and undistributed earnings allocated to unvested stock-based awards that contain non-forfeitable rights to dividends.
(2) Represents the effect of the assumed exercise of stock options and the vesting of restricted shares, as applicable, utilizing the treasury stock method.

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest	Yield/ Rate (4)	Average Balance	Interest	Yield/ Rate (4)
Assets:
Cash and Fed funds sold	$313,777	$3,510	4.45%	$314,950	$4,164	5.25%
Securities(1)	151,300	1,506	3.98	133,440	1,041	3.12
Loans:
Commercial real estate	1,896,551	28,222	5.82	1,933,736	28,546	5.78
Residential real estate	44,329	753	6.79	52,026	718	5.52
Construction	171,244	3,281	7.50	199,541	3,793	7.44
Commercial business	505,655	9,911	7.67	496,476	9,944	7.84
Consumer	43,315	684	6.29	43,639	1,120	10.18
Total loans	2,661,094	42,851	6.30	2,725,418	44,121	6.33
Federal Home Loan Bank stock	5,655	119	8.36	5,696	119	8.31
Total earning assets	3,131,826	$47,986	6.00%	3,179,504	$49,445	6.08%
Other assets	94,781			94,459
Total assets	$3,226,607			$3,273,963

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$90,497	$42	0.18%	$95,603	$42	0.17%
Money market	855,522	8,472	3.94	893,043	9,369	4.16
Savings	88,956	692	3.10	99,242	759	3.04
Time	1,385,264	16,434	4.72	1,341,871	15,136	4.48
Total interest bearing deposits	2,420,239	25,640	4.21	2,429,759	25,306	4.13
Borrowed Money	159,416	2,004	5.00	159,165	1,842	4.59
Total interest bearing liabilities	2,579,655	$27,644	4.27%	2,588,924	$27,148	4.16%
Noninterest bearing deposits	322,135			351,071
Other liabilities	54,013			70,181
Total liabilities	2,955,803			3,010,176
Shareholders' equity	270,804			263,787
Total liabilities and shareholders' equity	$3,226,607			$3,273,963
Net interest income(2)		$20,342			$22,297
Interest rate spread			1.73%			1.92%
Net interest margin(3)			2.60%			2.81%
(1)Average balances and yields for securities are based on amortized cost.
(2)The adjustment for securities and loans taxable equivalency amounted to $143 thousand and $52 thousand for the quarters ended December 31, 2024 and 2023, respectively.
(3)Annualized net interest income as a percentage of earning assets.
(4)Yields are calculated using the contractual day count convention for each respective product type.

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - YTD (unaudited)
(Dollars in thousands)

	For the Year Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest	Yield/ Rate (4)	Average Balance	Interest	Yield/ Rate (4)
Assets:
Cash and Fed funds sold	$283,353	$13,970	4.93%	$289,582	$14,147	4.89%
Securities(1)	142,744	5,098	3.57	129,785	3,906	3.01
Loans:
Commercial real estate	1,905,973	112,804	5.82	1,932,627	109,110	5.57
Residential real estate	47,767	2,978	6.23	55,607	2,751	4.95
Construction	162,180	12,197	7.40	195,773	14,268	7.19
Commercial business	514,800	42,006	8.03	533,736	41,406	7.65
Consumer	41,869	2,847	6.80	34,022	2,646	7.77
Total loans	2,672,589	172,832	6.36	2,751,765	170,181	6.10
Federal Home Loan Bank stock	5,666	477	8.41	5,570	427	7.68
Total earning assets	3,104,352	$192,377	6.09%	3,176,702	$188,661	5.86%
Other assets	92,886			79,571
Total assets	$3,197,238			$3,256,273

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$96,091	$175	0.18%	$97,203	$170	0.17%
Money market	851,283	34,767	4.08	906,354	32,901	3.63
Savings	90,587	2,785	3.07	113,260	3,163	2.79
Time	1,335,680	63,531	4.76	1,303,915	50,672	3.89
Total interest bearing deposits	2,373,641	101,258	4.27	2,420,732	86,906	3.59
Borrowed Money	159,320	7,454	4.68	160,661	7,080	4.35
Total interest bearing liabilities	2,532,961	$108,712	4.29%	2,581,393	$93,986	3.64%
Noninterest bearing deposits	332,611			368,926
Other liabilities	60,466			53,893
Total liabilities	2,926,038			3,004,212
Shareholders' equity	271,200			252,061
Total liabilities and shareholders' equity	$3,197,238			$3,256,273
Net interest income(2)		$83,665			$94,675
Interest rate spread			1.80%			2.22%
Net interest margin(3)			2.70%			2.98%
(1)Average balances and yields for securities are based on amortized cost.
(2)The adjustment for securities and loans taxable equivalency amounted to $383 thousand and $207 thousand for the year ended December 31, 2024 and 2023, respectively.
(3)Annualized net interest income as a percentage of earning assets.
(4)Yields are calculated using the contractual day count convention for each respective product type.